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Natus Medical Announces Record Second Quarter 2015 Financial Results

•	Record second quarter non-GAAP earnings per share of $0.34

•	Achieves second quarter 63.2% non-GAAP gross margin and 18.5% non-GAAP operating margin

•	Increases full year 2015 non-GAAP earnings guidance

PLEASANTON, Calif. (July 22, 2015) - Natus Medical Incorporated (NASDAQ: BABY) today announced financial results for the three months ended June 30, 2015.

For the second quarter ended June 30, 2015, the Company reported revenue of $91.9 million, an increase of 6.5% compared to $86.3 million reported for the second quarter 2014. On a constant currency basis, revenue increased 8.0% to $93.4 million, after adjusting for a $1.5 million foreign currency impact. GAAP net income was $9.9 million, or $0.30 per diluted share, compared with GAAP net income of $7.5 million, or $0.23 per diluted share in the second quarter 2014.

The Company reported non-GAAP net income of $11.2 million for the second quarter ended June 30, 2015, an increase of 25.8% over the prior year of $8.9 million. Non-GAAP earnings per diluted share was $0.34 for the second quarter 2015, compared to $0.28 in the second quarter 2014.

For the six months ended June 30, 2015, the Company reported revenue of $181.3 million, an increase of 5.5% compared to $171.9 million reported for the same period in 2014. On a constant currency basis, year-to-date revenue increased 7.4% to $184.6 million, after adjusting for a $3.3 million foreign currency impact. GAAP net income was $18.4 million, or $0.56 per diluted share, compared with net income of $14.2 million, or $0.44 per diluted share in the second quarter of 2014.

The Company reported non-GAAP net income of $21.4 million for the six months ended June 30, 2015, an increase of 24.4% over the prior year of $17.2 million. Non-GAAP earnings per diluted share increased to $0.65 for the second quarter 2015 from $0.53 per diluted share reported for the same period in the previous year.

Cash and cash equivalents increased by $6.2 million to $73.2 million during the quarter. The Company repurchased $4.2 million of company stock during the second quarter.

"I am very pleased with our second quarter results as we achieved record revenues and earnings. Both revenue and earnings exceeded our guidance. I am also pleased that we were able to achieve these results in the face of a $1.5 million negative currency effect on revenue during the quarter," said Jim Hawkins, President and Chief Executive Officer of the Company.

"I am most satisfied with our second quarter 63.2% non-GAAP gross profit margin as well as our 18.5% non-GAAP operating profit margin. Achieving this outstanding gross margin confirms our belief that Natus can become a 65% gross margin business in the future. We continue to drive to our full year 18% operating profit margin goal for 2015 as well as our long term operating profit goal of 20%," Mr. Hawkins continued. "Both our Neurodiagnostic and Newborn Care businesses performed well in the quarter led by outstand ing performance in our domestic markets. Our new service business initiatives, Peloton, GND and NicView all reported record revenues in the quarter. We also expanded our service franchise during the quarter as Natus signed a five year, $32.5 million Hearing Screening Coordination contract with the State of California. This contract commissions Natus to work with hospitals and caregivers to monitor infant hearing screening, diagnostics and intervention activities for the State of California to ensure that infants with hearing loss are identified and directed to treatment as soon as possible. This contract started July 1st. We believe each of these new service initiatives continue to have substantial growth opportunities in the quarters and years ahead. These new initiatives are the beginning of an expanded service business and they position Natus for accelerated revenue growth and record earnings in 2015," said Hawkins.

Financial Guidance

The Company provided revenue and earnings guidance for the third quarter and increased its earnings guidance for the full year 2015.

For the third quarter of 2015, the Company expects revenue of $93.0 million to $94.0 million and non-GAAP earnings per share of $0.37 to $0.38.

The Company increased its non-GAAP earnings guidance for the full year 2015 and now expects to report non-GAAP earnings per share of $1.50 to $1.52, an increase from previous guidance of $1.47 to $1.51. Full year 2015 revenue guidance was unchanged at $376 million to $378 million.

The Company's non-GAAP earnings guidance excludes amortization of acquisition related intangibles, acquisition related charges, restructuring charges, and their related tax effects. Non-GAAP earnings guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results exclude amortization expense associated with certain acquisition-related intangibles, restructuring charges, certain discreet tax items, direct costs of acquisitions and the related tax effects. A reconciliation between non-GAAP and GAAP financial measures is included in this press release.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, July 22, 2015. Individuals interested in listening to the conference call may do so by dialing 1-866-318-8620 or domestic callers, or 1-617-399-5139 for international callers, and entering reservation code 47017089. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 19686724.The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in neurological dysfunction, epilepsy, sleep disorders, newborn care, hearing impairment and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding our long term goals of revenue growth and improved margins, revenue and non‑GAAP profitability in the second quarter and full year 2015. These statements relate to estimates and assumptions regarding future events including Natus' future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2014 and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Natus Medical Incorporated
Jonathan A. Kennedy
Sr. Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenue	$91,937	$86,325	$181,332	$171,948
Cost of revenue	33,844	35,500	68,948	69,480
Intangibles amortization	683	156	1,366	1,202
Gross profit	57,410	50,669	111,018	101,266
Gross profit margin	62.4%	58.7%	61.2%	58.9%
Operating expenses:
Marketing and selling	22,108	22,061	42,850	42,690
Research and development	7,309	7,634	14,167	14,811
General and administrative	11,656	10,165	23,208	21,798
Intangibles amortization	2,174	646	3,129	1,782
Restructuring	161	218	316	853
Total operating expenses	43,408	40,724	83,670	81,934
Income from operations	14,002	9,945	27,348	19,332
Other income/(expense), net	(380)	795	(1,210)	1,107
Income before tax	13,622	10,740	26,138	20,439
Provision for income tax expense	3,771	3,279	7,691	6,223
Net income	$9,851	$7,461	$18,447	$14,216
Earnings per share:
Basic	$0.31	$0.24	$0.57	$0.45
Diluted	$0.30	$0.23	$0.56	$0.44
Weighted-average shares:
Basic	32,273	31,424	32,201	31,244
Diluted	33,204	32,444	33,158	32,315

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	June 30,	March 31,	December 31,
	2015	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$73,238	$66,999	$66,558
Accounts receivable, net	83,341	81,990	82,277
Inventories	44,873	41,371	40,051
Other current assets	26,909	27,879	28,919
Total current assets	228,361	218,239	217,805

Property and equipment, net	18,351	18,214	17,923
Goodwill and intangible assets	198,785	198,758	189,077
Other assets	8,361	8,529	10,016
Total assets	$453,858	$443,740	$434,821

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,270	$22,253	$21,371
Accrued liabilities	35,988	37,122	36,024
Deferred revenue	11,112	12,014	11,745
Total current liabilities	66,370	71,389	69,140

Long-term liabilities:
Other long-term liabilities	13,722	13,786	12,966
Total liabilities	80,092	85,175	82,106
Total stockholders’ equity	373,766	358,565	352,715
Total liabilities and stockholders’ equity	$453,858	$443,740	$434,821

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
GAAP based results:
Income before provision for income tax	$13,622	$10,740	$26,138	$20,439

Restatement adjustment	—	360	—	(346)

Non-GAAP adjustments:
Amortization of intangibles:
Cost of revenue	683	156	1,366	1,202
Marketing and selling	1,820	(32)	2,422	757
Research and development	354	678	707	1,025

Restructuring charges (G&A)	161	218	316	853
Direct costs of acquisitions (G&A)	—	144	—	339
Non-GAAP income before provision for income tax	16,640	12,264	30,949	24,269

Income tax expense, as adjusted	5,482	3,336	9,518	7,050

Non-GAAP net income	$11,158	$8,928	$21,431	$17,219
Non-GAAP earnings per share:
Basic	$0.35	$0.28	$0.67	$0.55
Diluted	$0.34	$0.28	$0.65	$0.53

Weighted-average shares
used to compute
Basic non-GAAP earnings per share	32,273	31,424	32,201	31,244
Diluted non-GAAP earnings per share	33,204	32,444	33,158	32,315

GAAP Gross profit	$57,410	$50,669	$111,018	$101,266
Restatement adjustment	—	360	—	(346)
Amortization of intangibles	683	156	1,366	1,202
Non-GAAP Gross Profit	$58,093	$51,185	$112,384	$102,122
Non-GAAP Gross Margin	63.2%	59.3%	62.0%	59.4%

GAAP Operating profit	$14,002	$9,945	$27,348	$19,332
Restatement adjustment	—	360	—	(346)
Amortization of intangibles	2,857	802	4,495	2,984
Restructuring and other charges	161	362	316	1,192
Non-GAAP Operating profit	$17,020	$11,469	$32,159	$23,162
Non-GAAP Operating margin	18.5%	13.3%	17.7%	13.5%